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The following is a redacted transcript from the investor conference call held by Wells Fargo & Company and Wachovia Corporation on October 3, 2008 in connection with the announcement of Wells Fargo & Company’s acquisition of Wachovia Corporation.

***

Operator: Greetings, ladies and gentlemen, and welcome to the Wells Fargo conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Dick Kovacevich, Chairman of Wells Fargo. Thank you. You may begin.

Dick Kovacevich: Thank you. Good morning, everyone. Thank you for joining us this morning. This is of course a very exciting moment in the long history of Wachovia and Wells Fargo. We all know these are challenging times, but combining the strengths of Wachovia with the strengths of Wells Fargo produce a financial institution with the breadth of product line and distribution that is the most attractive — it is also the most attractive in growing markets that is simply unique and unparalleled.

Wachovia’s number one industry position in service with Wells Fargo’s number one ranking in sales and cross-selling is unbeatable. But most importantly our competitive advantage is our people. We share a common culture and with strong ethical values of doing what is right. We share a focus on customers, giving them sound financial advise and the very best in service. We are committed to our communities, big and small, east and west, north and south. We expect to continue creating significant value to our shareholders. I have been around a long time and if there is anything I have learned in over 30 years in this business it’s that the winners will be those with the best people. People who are not only outstanding professionals, but who care. Who care for their customers, their team members, communities, and their owners.

We have with Wachovia and Wells Fargo the best people, so we will indeed be the best financial institution in each of our markets and one of America’s great companies. So now let me introduce Bob Steele, CEO of Wachovia. In the most challenging financial environment in my lifetime, Bob has done an incredible job as the leader of Wachovia. We could not be more pleased to be joining forces with Bob and his team and his company. Bob?

Bob Steel: Thanks, Dick. Good morning, everyone. This transaction represents a compelling value for Wachovia’s shareholders, customers, colleagues, and communities, and also poses no cost to the United States taxpayers. During these turbulent times that Dick just mentioned, our combination at Wachovia with the only bank in the United States to have the highest possible credit ratings from Moody’s and S&P will result in industry-leading safety and soundness for the combined organization. All of which accrue to the benefits of our clients. As Dick said, combining the number one sales and service cultures in US banking should allow us a great opportunity to leverage our premier coast-to-coast banking presence in 39 states. Now let me turn it over to John Stumpf, President and CEO of Wells Fargo.

John Stumpf: Thank you, Bob. Before I get started, I need to remind you that on this call we will make forward-looking statements about the expected cost savings and other financial benefits of the merger, the expected integration costs, and the plans for the combined company. A number of factors could cause actual results to differ materially from our expectations and projections. Please refer to our 2007 10-K and our second-quarter 2008 10-Q filed with the Securities and Exchange Commission for a discussion of some of these factors.

Now let me get to the transaction overview. We are paying $7 per share for Wachovia, total consideration of just slightly over $15 billion. As Dick mentioned, this is a full company transaction. Nothing is left behind. It requires no FDIC or government support, and we expect it to close in the fourth quarter. We are also anticipating a capital raise of up to $20 billion during the fourth quarter and primarily common.

When we look at this deal, as we always do at Wells Fargo, our revenue and credit assumptions were conservative. The people who looked at it, run it, all of the traditional things that we have used are time-honored here — were in place. The synergies we believe will be $5 billion, in that number on an annual basis of… Actually it’s about 10% of the combined costs, the expenses of the two organizations.

We will have merger costs around $10 billion and we target the closing for the fourth quarter. The due diligence has all been completed and the remaining approvals we need are regulatory approvals and shareholder approvals from Wachovia. The new Wells Fargo is — it’s just so compelling to look at the numbers. We will have an industry-leading 6,675 banking stores. We will have an industry-leading core deposits — our total deposits of just over $700 billion. And what you probably already know, these are in some of the very best markets in the country, growth markets.

The next page shows this unparalleled market position, where you see where Wachovia is. We have some overlap, especially in places like Texas and California. Again, two growth states. If you move on, this deposit dynamo, this new company will give us number one share in some of our very largest markets — California, Florida, on a retail basis, Texas, New Jersey. It goes on and on. Again, a wonderful distribution. We also — these states happen to be the fastest growing. As we project out growth rates, population growth from 2007 to 2012, again we have garnered positions in some of the very fastest-growing states.

This strong retail distribution and customer base is really exemplified on this page, not only banking stores but ATMs. What it really is it provides wonderful distribution and convenience for our customers. It’s all about serving them. So if you look at not only banking stores of 6,675, but if you take total stores, which include our Wells Fargo financial stores, the combined mortgage stores of the companies, so forth, it’s over 10,000. In fact, 10,761 stores. If you look at retail households, we serve over 26 million retail households and we have 15 million of those customers are actively online. In our states, we have essentially some overlapping states. We are now 24 plus 21 with overlap equals 39.

Let me conclude my remarks by talking about some of the significant competitive advantages that these companies had individually and will have collectively. This is really about a hand-in- glove strategy. We talked about the strong presence in growth markets. Wells happens to be the number one small business lender. Wachovia, a powerhouse in wealth management, number 10 wealth manager. Dick mentioned earlier in our consumer banking, one has world-class sales and one has world-class service, and again terrific synergies and terrific ways to learn from each other. Wells has the number one commercial banking presence in the West. Wachovia number one commercial banking presence in the Southeast. Insurance, we are the largest bank owned insurance company. On the Wachovia side, the largest distributor of annuities.

It goes on and on, so there is more — the news is compelling on a number basis. It’s even more compelling when we look at how these two companies will take banking and take financial services, frankly, to a whole new level. So with those comments, I will thank you and turn it over to Howard.

Howard Atkins: Thank you. Good morning. Obviously an important element of this transaction, is credit specifically and asset valuation generally. Our people have had a chance now to review in some detail the various loan and securities portfolios of the Wachovia Corporation of some $498 billion of loans and the securities portfolios. We have indicated for those of you who have it on page 11 of our IR presentation, which has been posted on our website, the losses that we estimate in the asset portfolios of the Company, which on current estimates totaled $74 billion. The $74 billion figure is comprised of both credit and rate marks. The bulk of that loss — estimated loss will be taken in the form of purchase accounting adjustments at close and the balance of that $74 billion will be realized in the form of charge-offs over time.

That number, again, includes both purchase accounting adjustments and remaining estimated life of loan losses.

We will continue to provide updates through our disclosure, public disclosure, as we move forward to completing the transaction. And obviously, we will provide additional disclosure over time to track against that number for the public. Clearly, associated with the balance sheet is our capital position. Wells Fargo as of June 30, 2008, had tangible common of $33 billion. We estimate based on the estimated purchase accounting marks that Wachovia will net-net bring over about $17 billion, $16 billion or $17 billion worth of capital. And after the write-downs for credit impaired assets and after the approximately $20 billion of capital raise that John mentioned, we estimate at this point that the resultant tangible common of the Company combined will be about $50 billion.

When we think through this and include the marks, the capital raise, at the end of this year immediately post-close we see the combined capital ratios of the organization roughly the same, slightly lower at that point than Wells Fargo’s capital ratios before the transaction. So currently we are estimating our tier one risk-based capital at 7.5% compared with 8.2% at the end of June. Total capital for the combined organization at the start being 11%. Roughly the same as Well’s standalone capital ratio at the end of June 2008. As John mentioned, in doing our calculations and our models, we as usual were very conservative in our assumptions with respect to credit, with respect to deposit runoff, with respect to how we see the balance sheet. We currently estimate that approximately 10% of the combined 2008 non-interest expenses will be saved in the form of synergies. That works out to about $5 billion pretax annually.

We see the majority of those synergies being achieved by the end of 2010 and we will provide as we go forward details on the drivers of those savings. Obviously, we will be working very closely with the Company to determine the game plan to make all that happen. John also indicated that we currently expect approximately $10 billion of merger costs and that will be largely realized in the first year or so of the transaction. With all of these assumptions, with respect to the balance sheet, with respect to synergies, with respect to capital, etc., we expect to exceed the long-standing financial criteria that Wells has always indicated to the public. As you know, we always try to achieve an IRR of at least 15% and accretion by the third year of a transaction. As we see this wonderful combination, we fully expect to exceed both of those criteria meaningfully over the course of time. So with that, John, if you have any final remarks, if not we will open up for questions.

John Stumpf: I think we go to questions.

(Operator Instructions) Matt O’Connor, UBS Securities.

Matt O’Connor: Just to clarify, on page 11, the $74 billion of cumulative losses and market value adjustments, that is a pretax number, correct?

Howard Atkins: Correct.

Matt O’Connor: Okay, so I was just trying to back into how much you are taking up front of call it $50 billion after tax. It seems like it’s around $30 billion. Is that in the ballpark?

Dick Kovacevich: I don’t think we have disclosed how much we are taking up front versus — and we don’t know.

Matt O’Connor: Okay, but you did say that the majority of that $74 billion —

Howard Atkins: The majority of the $74 billion as we currently see it would be taken up front in purchase accounting. But we are still estimating exactly what the number is going to be.

Matt O’Connor: Okay, understood. Second question, even post the $20 billion of capital raised, while your capital ratio is still well above the required levels, it seems like they are probably going to be a little bit below where you probably want them to be. So how do you anticipate rebuilding from there?

Howard Atkins: I think two things will occur. Obviously, over time the strength of the earnings of the company will clearly drive these ratios higher. Secondly, as we combine the two balance sheets we will also take a look at the various assets on both of our balance sheets. As you know, Matt, we have always had an approach of making sure that we keep the best risk-adjusted return assets on our balance sheet and as we comb through the portfolios we would expect to see runoff and potential exiting of certain assets over time.

Matt O’Connor: Okay, that is a good segue into how do you anticipate managing the option ARM book that Wachovia has? Are you thinking about refining as much of it away as possible, selling it, seeing what you can do with the TARP programs if that goes through?

John Stumpf: All of the above, Matt.

Matt O’Connor: Okay, all right. Thank you very much.

Operator: Nancy Bush, NAB Research.

Nancy Bush: Good morning, guys. Howard, the statement on page 2 of the press release, which is, ‘This is expected to add to Wells Fargo’s earnings-per-share in the first year of operations excluding integration costs, write-downs, transaction charges, and credit reserve build.’ That is kind of the banking equivalent of other than that, how did you like the show, Mrs. Lincoln? Can you tell us — I mean you are talking now about this thing being accretive in year three, so when we strip out all these costs, does it then become accretive in year three?

Howard Atkins: Yes.

Nancy Bush: Okay. Second question, is there anything that you guys can do or anything you want to do immediately in terms of products or whatever to sort of get this thing jumpstarted?

John Stumpf: Nancy, I don’t see anything that is so obvious. Both companies have a broad product line and we have done, not a deal of this size, but we have done many, many other things, mergers in the past. We always learn about you do this a little different than we do and it can help and so forth. But there is not any big gaping hole, for example, in our product delivery or some whizbang product that is going to somehow magically put these companies together.

Nancy Bush: Okay, I mean are you going to hang banners out front in the Wachovia stores or is there really any need to do that?

John Stumpf: I think we will work with our local marketing leaders and we do lots of different things like sharing ATM machines when it’s available and eliminating fees. We do a lot of things to help welcome. The key here is to make sure the team, both teams, are excited and engaged because it’s all about our people and about our customers. So we will do all those things.

Dick Kovacevich: I think there is no question, Nancy, that combining the companies and the strength and safety and soundness that is represented by that combination is very likely to demonstrate growth that may not have been the case when the two companies — with the two companies separately. Secondly, there is various strengths that companies have, in particular product lines. Wachovia Securities for example and their brokerage distribution. We find that when you have that kind of strength and certain strengths that Wells Fargo has, once we get together, the teams together, you can take advantage of those strengths that neither one of us have again individually. Usually, that results in some pretty impressive growth.

Nancy Bush: Yes, one final question for Howard. The marks on the assets, how did you drive these? How confident are you? The marks on the option ARM portfolio look quite conservative, but very different from what Wachovia had initially been projecting. How did you come up with these?

Howard Atkins: The standard way, Nancy. We had our people look at each of these portfolios in some depth. Our credit folks know these portfolios and had a chance to pour over them. And these numbers will change as we get closer to close, but we are confident we are in the ballpark.

Nancy Bush: Do you feel that they represent the worst-case scenario for these portfolios?

Howard Atkins: You know, one can always define worst under different scenarios. But given conditions as we see them and given the review that we have done of these portfolios, we think that these are pretty good marks.

Nancy Bush: All right, thanks very much.

Operator: Mike Mayo, Deutsche Bank.

Mike Mayo: Good morning. Norwest-Wells Fargo went well. Dick, you always said it took five years to integrate if you did another merger of equal type transaction. Who knows, it might take 10 years to integrate, so I guess those are kind of your own words back at you. But can you talk about the integration risk and doing this deal during tough times and how you will try to mitigate that risk?

Dick Kovacevich: Well, I would almost say that we are still deriving benefits from the combination with Wells Fargo. You are going to have the initial surge of just making sure the systems get combined, the benefits plan — all the plumbing, if you will, that is critical. It’s critical that it’s gets done well so that you don’t lose customers. As you are doing that you are integrating the cultures, the product lines, the cross-selling, et cetera. And indeed this will not happen quickly. But we are convinced that with the team — the quality of the teams that we have, quite frankly, the experience that both companies have had in merging with large organizations that we will do it right. We will take whatever time it takes to do it right. That will be the primary objective and because of the compelling values here, we will still be able — by taking the amount of time necessary to do it right, still deliver compelling values to not only our stockholders but to our customers, to our communities, et cetera. So what we said is that if we ever did anything like this it would have to be done with financial dynamics that allowed us to do it right and make sure that it is positive for all those various constituencies. We think that the financial transaction here allows that to happen in spades.

John Stumpf: Mike, I would add this, both companies have gone through it and have done acquisitions well from an integration perspective.

I can only I guess speak more broadly about Wells Fargo, but we have not done — we don’t have, for example, eight big ones in the queue and this happens to be the ninth one coming behind, so there is not integration fatigue, if you will. We are thoughtful about this going into it, and as Dick mentioned, to do this well — doing it well is critical and the financial projections we have allow us to take the time to do it well. So customers and team members come first.

Mike Mayo: Then one separate question, how did you come up with $20 billion of additional capital that you need? You know, there is a lot of add-on questions to that, but why $20 billion? Some people say, well, if you take the same marks on your own portfolio as you guys are taking on Wachovia or that were taken on WaMu, maybe you would need to raise even more than $20 billion of capital. Also along with that is Warren Buffett going to purchase any common shares? What is the timing for any stock issuance?

Howard Atkins: Mike, the $20 billion was really a combination of simply what we felt was necessary to bring the consolidated capital ratios at the start of this wonderful combination to levels that we feel are appropriate for managing the combined company on the one hand. Secondly, a number that we felt was doable in the marketplace, given the power of this transaction. We will continue to evaluate that number as we get closer to the deal. And again keep in mind the powerful internal rate of capital generation from this combined organization over time, both from our own ROE as well as from all of the synergies and accretion that is this transaction. So it wasn’t just a function of where we were on day one, but our expectations of how these capital ratios will be increasing over a period of time.

Mike Mayo: And Warren Buffett?

John Stumpf: We think this will be an attractive security to own and we are confident that it will get good reception. Warren can speak for himself on his interest.

Mike Mayo: All right, thank you.

Operator: Chris Mutascio, Stifel Nicolaus.

Chris Mutascio: Thank you, good morning. Two quick questions, I think one for Howard and one for Dick. First, Dick, with this deal do you now stay on longer than the 65-year-old retirement age? Two, I guess I will just ask the question and then hang up. Howard, going back to the sentence that Nancy referred to about it would be accretive in year one exclusive of all these things, one thing was the credit reserve build. If you take a $74 billion hit from the purchase accounting adjustment from Wachovia, presumably that would be the credit reserve build in and of itself for Wachovia, so is the credit reserve build you are talking about in the release for legacy Wells Fargo or is that for further losses above and beyond the purchase accounting adjustments from Wachovia?

Howard Atkins: Remember on the second question, the $74 billion is not just credit, it’s credit and rate, number one. Number two, it will include lifetime losses over the estimated lives of these portfolios, so not all of that will be in the form of a credit reserve build on day one.

John Stumpf: On the first question — this is John Stumpf. I have asked Dick to stay on and help. What I have not figured out yet is how to talk to his wife, Mary Jo, that I have to yet. So I am at some peril as I am sitting here.

Chris Mutascio: Okay, and could I ask one follow-up? Assuming that you all are invited to the party past weekend, and I make the assumption that maybe you passed this weekend and went to the Citi on Monday, what changed your mind in five days to do the deal now?

Dick Kovacevich: Well, any deal of this size and complexity is either very difficult or almost impossible to do in a short time frame. So as we always do, we will not do any deals that we are not comfortable that the financials are going to increase shareholder value and that we understand the risks that are involved, that we understand the opportunities that are involved. It took us the amount of time — why we are here today — to make sure that that was the case.

There are all the normal things that you would expect in this kind of a situation in terms of opportunities and synergies and credit risks, even in the mundane areas of taxes. All of these things have to be understood, considered, and we have to be comfortable before we will ever make a decision. It took this much time to be that comfortable and that is why we are here today.

[Redacted].

Operator: Brian Foran, Goldman Sachs.

Brian Foran: Hi, guys. Thanks. If I could ask two questions, first you are taking $12 billion against the commercial real estate portfolio, which would be a 26% cumulative loss rate. Is that primarily coming out of the $12 billion or so of resi construction that Wachovia has or are you also worried about the commercial construction and mortgage side? Then secondly, just some clarification on page 12. You reference a TCE adjusted for 24-month extension of deferred tax asset exclusion. Can you just clarify what that is and what the tangible common ratio would be if you don’t get regulatory approval for that adjustment?

Howard Atkins: Again, we expect regulatory approval on that. It’s not a big adjustment on the capital ratios.

Brian Foran: Okay, then on the commercial mortgage marks?

Dick Kovacevich: Yes, certainly the greatest part of that is the residential construction. We have gone name by name, and as you know, Wells Fargo has, if not the best certainly — well, I would say the best commercial real estate talent in the United States. We feel that that is a mark that takes into account the environment that we are in today and what we see as a possible risk in the portfolio. It’s obvious where those — the residential area, of course, is where the greatest risks are and so that is the majority is that, but with also a name-by-name look at borrowers of the entire portfolio.

Brian Foran: Thank you.

Operator: Jason Goldberg, Barclays Capital.

Jason Goldberg: Thank you, good morning. A couple headlines, I guess scrolling across I would hope you could react to, but the first thing, ‘Citi believes it has exclusive rights to Wachovia branch operations.’ Then secondly, ‘Fed cautious about Wells Fargo bid for Wachovia.’

Can you maybe just talk to conversations with Citi and how that deal was structured with respect to this transaction? Then secondly, any comments you have had with the regulators with respect to this transaction?

John Stumpf: I’m sorry, I didn’t quite understand the question.

Dick Kovacevich: Could you just repeat it, Jason?

Jason Goldberg: Sure, I guess two parts, I will ask the first part. There is a headline on Reuters saying Citi believes it has exclusive rights to Wachovia’s branch operations. Could you just maybe talk to — maybe more color in terms of how that deal was structured, why you believe this deal supersedes that, and any rights Citi may have, any breakup fees, et cetera?

Dick Kovacevich: Well, we think that this deal is solid. We are not aware of any merger agreements that had been consummated at the time. And as far as other issues, I haven’t seen anything in terms of issues that Citi has or doesn’t have. We feel very confident that this transaction has been done appropriately and will continue and be consummated and we will go forward with it.

Jason Goldberg: I guess there was another headline saying, ‘Fed cautious about Wells Fargo bid for Wachovia.’ I guess any discussions you have had with regulators.

Dick Kovacevich: We have obviously had discussions with regulators and I haven’t seen any quote. We believe that the regulators would also be comfortable with what has transpired here.

Jason Goldberg: Okay, then secondly, could you maybe just talk about where you fall in terms with respect to the 10% deposit caps? If that is an issue?

Dick Kovacevich: We believe that we do not exceed the 10% deposit cap, but we are obviously close.

Jason Goldberg: Okay, then just lastly, you mentioned a 39.9% preferred issuance. Can you just maybe give more color around that and the reasons for that?

Dick Kovacevich: Well, the Wachovia Board has given us this 39.9% of preferred, which simply increases the probability that this transaction gets consummated quickly and we get a positive shareholder vote.

Jason Goldberg: All right, thank you.

Operator: John McDonald, Sanford Bernstein.

John McDonald: Hi, good morning. Howard, could you just try to elaborate on what determines how much of the $74 billion gets taken upon closing and how much gets spread out? What are the factors there that you need to go through?

Howard Atkins: At this point really it’s just a continued review of the individual portfolios and accounting to a certain extent will determine how much of the estimated loss gets taken upfront versus over time. It really depends on — each of the portfolios have different answers.

John McDonald: Okay, it seems that there are a couple of questions, a little confusion just about the accretion. The statement in the press release about accretive in the first year and then the slide deck you are talking about the expected majority of credit costs to be incurred the next two years and then the transaction to be meaningful to EPS after that. Could you reconcile those two? Maybe in the first one explain —?

Dick Kovacevich: Maybe I am confused by the question. I think what we are trying to say is that there is obviously going to be a lot of upfront costs that are — such that not only it won’t be accretive, it will be a net loss as we take these one-time costs. We don’t know exactly which quarters or which years they are taking, but we believe the vast majority of all of those costs will be done after two years.

But what we are saying that — if you exclude what we think are simply one-time costs that aren’t re-occurring, that that will be the operating income if you want — and we are not using that in a technical sense. We are just saying the net income less these one-time costs will be accretive in those first two years, but in year three it will be accretive, period. Nicely accretive, period. And whatever latent costs that we still have in year three will be more than absorbed by all the other benefits and that we will not need to say excluding something to be accretive in year three.

John McDonald: Okay. That is helpful, Dick.

Dick Kovacevich: By the way, by the way, we have always used year three as our criteria of when something becomes accretive, because we always have these integration costs, and as you know, we take our time to make sure we do it right. I can’t think of anything worse than disrupting the marketplace, losing customers, and so on because you are trying to get some number in year one or year two. I can remember, probably you all were so young you don’t, but when we did the Wells Fargo Norwest merger and I said it was going to take us three years to integrate this company where everybody else was saying they were going to do a year at 40% costs saves, there was a resounding boo at the New York Plaza.

I think you all and certainly all the markets say that the way you should do integration is the way the Norwest Wells Fargo merger. In fact, I remember Bud Baker calling me at the Wachovia First Union and asking how did we do it? We are just confident. We will not change our policy about doing it right because the cost of doing it wrong has been so observed in the marketplace. I can tell you the old Wells Fargo people will not allow us to do it differently because they suffered through the problem when you do something faster than is appropriate. I would just argue, or at least suggest to you, is go back to what we did in Norwest and Wells Fargo merger. I think, if you weren’t there, if you ask your grandparents, they will tell you that that is the way it should be done.

John McDonald: Okay, I think I was around in 1998. So — but thanks for making me feel young. That is good. Question on — just to follow-up, Howard, on the statement there about — in the press release excluding integration costs, write-down transaction charges, and credit reserve growth. I think you told us transaction charges and integration costs, so the write-downs and credit reserve build is that the part about how much of the $74 billion will come through not on closing but in regular —?

Howard Atkins: Correct, as Dick said, what we are trying to get at there is if you look at all of the things that one can sort of throw into the category of one time connected with getting the integration done, including credit reserve build over that time period. If one can sort of strip those things through, we see the combination being accretive from the start and then year three accretive outright.

John McDonald: Okay, assuming that you were going to try to get a capital raise done in the near-term? Is that a fair assumption?

Howard Atkins: Yes.

John McDonald: Some others that have done that have kind of made some comment about earnings that they are going to report in the next week or two. Do you guys have any comments about that?

Howard Atkins: No, we will be reporting earnings in the next week or two.

John McDonald: Okay, last thing just on the expense saves, it looks like it’s about 25% of Wachovia’s base. Any thoughts on branch overlap or any other kind of factors to give us some sense of the kind of reasonableness or confidence in those cost savings?

John Stumpf: It’s very early, but we are very confident on those. And those are important, but the real important thing here is growing revenue. I’m not going to minimize the expense saves, but the magic here is in working together and serving these wonderful markets.

John McDonald: Okay. Thanks, guys.

Operator: Mike Holton, The Boston Company.

Mike Holton: Two follow-up questions. So on what John was talking about then, should investors assume that you will tell us how the $74 billion breaks down between the fair value adjustments at time of closing and the credit reserve build over time before you do the equity raise?

Howard Atkins: We will certainly provide updates in the equity raise that we will try to refine those calculations for you. Obviously, when the deal closes we will have all the detail that you need on that.

Mike Holton: Okay, thanks. Then the follow-up on due diligence, were you able to do due diligence over the course of this week with Wachovia’s help or was your follow-up work just based on maybe just information amongst all Wells Fargo members?

Dick Kovacevich: We had extensive help from Wachovia. They have allowed us to look at the information, but again we have — we believe we have — we have given our understanding of these businesses and markets and so on. We have put in numbers based on our understanding of that. But —

Mike Holton: Okay, so rather than relying on Wachovia, which has been wrong about most everything, you guys are using your own assumption, which —

Dick Kovacevich: No, what I’m saying is that Wells Fargo — sorry, Wachovia provided us with data that was important for our ability to therefore evaluate what we believed were the credit quality.

Mike Holton: Got it. Thanks.

Bruce Helsel: If I could — this helps if I can add some clarity on that. There was a data room that was shared among, I assume, a group of potential bidders, but once the deal with Citi was announced, we stopped to have any conversations with Wachovia or look at any of the data in the data room. But we had already amassed a lot of data from that data room and information and we spent the rest of time analyzing that data and figuring it out. But they were very —

Dick Kovacevich: Again, they are our decisions as we were analyzing the data. It was not additional conversations or anything with Wachovia.

Mike Holton: Okay, thanks for that.

Operator: Cory Gilchrist, Marsh Company.

Cory Gilchrist: Two questions for you. Number one, on the net interest margin benefit to Wachovia, what does the AAA bring and what does your ability to lower high cost deposits given what has been going on with Wachovia in confidence? What does that bring for net interest margin benefit in the Wachovia assets? Number two, the $74 billion in charges, to what extent can you shelter income going forward with that?

John Stumpf: Let me take a crack at the first one. Clearly today there is a — from a depositor perspective a flight to quality. We are the beneficiary of that because of our reputation, our strength, our soundness, and so forth. I believe that the combined company will also enjoy that benefit. How that all works out into a net interest margin, who knows. It depends on what short rates are going to do and what long rates do and the make of the balance sheet and so forth, but clearly that will be a benefit. And the second question?

Howard Atkins: We, again, will be refining that $74 billion, but we do expect that the bulk of that will be tax-sheltered, tax deductible.

Cory Gilchrist: Great, guys. Thanks a lot.

Operator: Nancy Bush, NAB Research.

Nancy Bush: Yes, couple of follow-up questions, guys. The 3.7% pro forma TCE ratio, Howard, do you want to get that back to the 5%-plus pre-deal or given the stronger base of deposits, et cetera, et cetera, can you run that at something a bit lower?

Howard Atkins: You know, again on our current models that will naturally grow post the initial combination of the companies. We will be looking at the combined balance sheets and once we figure out what the asset mix of the Company will be over the next couple of years in terms of which businesses, which assets we want to keep, which ones we don’t, we will come back and answer that question.

On our balance sheet we felt that 5%, 5.5% was an appropriate number. As you know, the Wachovia organization has lower risk assets, securities businesses that drive down that TCE to total asset ratio. Again we are just going to have to see which businesses we are going to wind up with here in the end to answer that question.

Nancy Bush: A follow-on to that, have you —? When are you going to run this by the rating agencies and do you expect to keep your rating intact?

Howard Atkins: We have had preliminary conversations with both Moody’s and S&P. I would assume that they will be doing formal reviews. We would certainly make the case that despite the obvious size and complexity of this transaction, net-net we think that the combined organization will have — will be a better franchise and with greater prospects for internal capital generation than we have even now on a higher capital base over time.

Dick Kovacevich: And more diversified in every sense of the word.

Howard Atkins: So economically and risk wise we see this as being something that leads to an even better organization. But the rating agencies will do what they need to do and what they think is appropriate.

Nancy Bush: Thank you.

Operator: David Hilder, Putnam Investments.

David Hilder: Good morning, gentlemen. I guess I would like to ask a couple. First, any thoughts on the management structure beyond Dick staying on?

John Stumpf: It’s too early. We have got the first one in place and then we will worry about the rest.

David Hilder: Then secondly, the name?

John Stumpf: I think that is pretty obvious. I mean, it’s going to be Wells Fargo and we will take our time as we work through that. But Wells Fargo & Co. will be the surviving name.

David Hilder: Okay, then to Bob Steel, Bob, could you address the question of whether Wachovia had a binding agreement with Citigroup and whether Wachovia might owe anything to Citigroup in compensation?

Bob Steel: I guess really that this call has been focused on a forward-looking basis, but it seems from some of the questions there is controversy on this issue and that will be addressed in the appropriate way.

David Hilder: But you can’t speak to the question of whether Wachovia had a binding agreement with Citigroup?

Bob Steel: No.

David Hilder: Thanks very much, gentlemen.

John Stumpf: Operator, may I make a couple of closing comments? I would like to first of all thank all of you on the phone from the analyst community who have an interest in this. I hope that you see it as compelling as we see it. And to all of those new team members, the Wachovia associates across the country, Dick and I and our team welcome you. We are so proud of being able to call you part of our family coming up in the future. These are, of course, challenging times in the industry. You have shown leadership in so many areas and we can’t wait to get to know you. I think you will enjoy the stagecoach. Let’s ride together. Thank you.

Operator: Thank you. Ladies and gentleman, this does conclude today’s teleconference. All parties may now disconnect. Have a great day. Thank you.

***

FORWARD-LOOKING STATEMENTS

This conference call transcript contains forward-looking statements about Wells Fargo and Wachovia and the proposed transaction between the companies. There are several factors – many beyond Wells Fargo’s and Wachovia’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Among these factors are the receipt of necessary regulatory approvals and the approval of Wachovia shareholders. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into each company’s 10-K from their respective 2007 annual reports, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

MORE INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The proposed merger will be submitted to Wachovia Corporation shareholders for their consideration. Wells Fargo will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Wachovia Corporation that also constitutes a prospectus of Wells Fargo. Wachovia Corporation will mail the proxy statement-prospectus to its shareholders. Wachovia shareholders and other investors are urged to read the final proxy statement-prospectus when it becomes available because it will describe the proposed merger and contain other important information. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting Wells Fargo or Wachovia, as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-0087.

Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, (704) 383-0798

Wells Fargo and Wachovia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Wachovia Corporation shareholders in connection with the proposed merger. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is contained in the definitive proxy statement for Wells Fargo’s 2008 annual meeting of stockholders, as filed by Wells Fargo with the SEC on Schedule 14A on March 17, 2008. Information about Wachovia’s directors and executive officers and their ownership of Wachovia common stock is contained in the definitive proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed by Wachovia with the SEC on Schedule 14A on March 10, 2008. You may obtain a free copy of these documents by contacting Wells Fargo or Wachovia at the contact information provided above. The proxy statement-prospectus for the proposed merger will provide more information about participants in the solicitation of proxies from Wachovia Corporation shareholders.

The following news release was issued by Wachovia on October 5, 2008 Media Contacts: Christy Phillips-Brown 704.383.8178
Investor Contacts: Alice Lehman 704.374.4139 Ellen Taylor 212.214.1904

Press Release Sunday, Oct. 5, 2008

Wachovia Issues Statement Regarding New York Court Order

Wachovia does not believe Justice Ramos’ order has any effect on the validity of the Wells Fargo agreement with Wachovia.

Wachovia continues to believe its agreement with Wells Fargo, which involves no government assistance, is proper and valid. The agreement is in the best interests of shareholders, employees, creditors and retirees as well as the American taxpayers and it imposes no risk to the FDIC fund.

Under that agreement, Citigroup is always free to make a superior offer to Wachovia.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.